Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement Form F-3 and related Prospectus of Rosetta Genomics Ltd. for the registration of 229,661 Ordinary Shares, and to the incorporation by reference therein of our reports dated June 26, 2008 with respect to the consolidated financial statements of Rosetta Genomics Ltd., included in its Annual Report (Form 20-F) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

/s/ Kost, Forer, Gabbay & Kasierer Kost, Forer, Gabbay & Kasierer
A Member of Ernst & Young Global

Tel-Aviv, Israel
August 20, 2008